Exhibit 99.2

Transcript of portion of The Blackstone Group, L.P.’s conference call, dated January 10, 2008

“Before we open up for questions on the transaction, as long as we are here because I know I am getting the questions afterwards, I would like to spend a couple of minutes talking about the environment generally as well as some Blackstone specific items.

You guys know as well as I do that financing markets have not improved so far this year, and we see no signs of loosening. In addition, the equity markets have started catching up with the credit markets in terms of getting weaker. The U.S. economy is clearly beginning to show signs of weakening also.

Setting up new deals of big public to private transactions will be challenging for us until the credit markets re-open. It looks as if it will be at least a couple of quarters before that happens. And then given the time between announcing and closing deals, it will probably be at least the third quarter before we begin to earn sizable upfront transaction revenues.

Though our corporate private equity and real estate portfolios are performing well and are basically on plan, we are also facing lower public market multiples and rising cap rates in the real estate market. There are individual movements up and down in the portfolio. We have some realizations in the pipeline but also some write-downs we are facing such as FGIC. In aggregate, given the market drop, one should not expect much in the way of write-ups in our portfolios until we are in a different market environment.

As we talked about on prior calls, we believe our portfolios remain well positioned and that we will have ample opportunities for attractive investments in this environment.

AUM continues to grow nicely rising to approximately $103 billion at year end from $98 billion at the end of the third quarter. This is a 4.6% growth in that quarter alone and represents a 48% increase over last year. The competitive positioning of our firm has never been stronger. The long term organic growth trends of our business continue unabated. What is difficult to predict is when the credit markets will re-open. In the meantime, public unit holders have the downside protection of our $1.20 distribution through 2009, which as of yesterday’s close is roughly a 6.7% yield on the stock. We are confident about how we will come out on the other end of this cycle. The only question for us is timing.”